Exhibit 10.15

    Executive Employment Agreement between the Company and Bradley E. Wittwer
                             Dated January 18, 2006


                         EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 18, 2006 (the "Effective Date") by and between: (i) Speaking Roses International, Inc., a Utah corporation having its principal place of business at 404 Ironwood Dr. Salt Lake City, Utah 84115 ("Speaking Roses"); and (ii) Bradley E. Wittwer, an individual, residing at 5845 Kerry Cir., Murray, Utah 84107 ("Executive") (with each of Speaking Roses and Executive being a "Party"; and collectively, the "Parties") with reference to the following:

The principal terms and conditions of the employment will be as follows:

1. Term. The employment of the Executive by Speaking Roses pursuant to the provisions of this Agreement shall commence on the Effective Date and expire upon the 3 year anniversary of the Effective Date, unless further extended or sooner terminated as hereinafter provided (the "Employment Period"). On the 3 year anniversary of the Effective Date, and on each anniversary date of the Effective Date thereafter, Employment Period shall, unless sooner terminated as hereinafter provided, be automatically extended for an additional one year period from the date thereof unless, at least 30 days before such anniversary date, Speaking Roses shall have delivered to the Executive or the Executive shall have delivered to Speaking Roses, written notice that the term of the Executive's employment hereunder will not be extended beyond its existing term.

2. Duties. The Executive shall be employed as Chief Financial Officer and shall devote substantially all the Executive's working time, attention and efforts to the business and affairs of Speaking Roses. Other than personal business and investing activities, Executive shall not be engaged in any other business or any other activity that interferes with his ability to perform the duties assigned to him by Speaking Roses under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Chairman of the Compensation Committee (the "Committee") of Speaking Roses' Board of Directors (the "Board").

3. Base Salary. The Executive's base compensation shall be $120,000 annually ("Base Salary"), payable at periodic intervals in accordance with the Company's payroll practices for salaried employees. The amount of such Base Salary shall be reviewed by the Board on at least an annual basis and may be increased to reflect inflation or such other adjustments as the Committee may deem appropriate, but Base Salary, as so increased, may not be subsequently decreased, except in connection with a salary reduction program implemented for substantially all of Speaking Roses' executive officers.

4. Bonuses. During the Employment Period, the Executive shall be paid bonuses pursuant to the formula as described on Appendix A. Any future bonuses shall be based on criteria as deemed appropriate by the Committee.

5. Stock Options. Executive shall be eligible to receive stock options and stock grants under the Speaking Roses' Equity Incentive Plan as determined by the Committee.

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6. Termination. In addition to the termination of this Agreement pursuant to the
30-day notice provision of Paragraph 1, this Agreement and the employment relationship created hereby may be terminated as set forth below.

         (a) Discharge.

              (i) Speaking Roses may terminate this Agreement and Executive's employment at any time during the Employment Period, for any reason, with or without Cause (as defined hereinafter). Such termination shall be effective on the date of written notice of termination ("Date of Termination"). Should Executive's employment be terminated by Speaking Roses for Cause as defined below, Speaking Roses shall pay Executive any unpaid compensation earned for services rendered through the Date of Termination for Cause, together with payment for all accrued but unused vacation benefits. As used herein, the term "Cause" shall include termination by action of the Board because of: (1) Executive's conviction of, or plea of nolo contendere to, a felony, or a crime involving moral turpitude, or (2) Executive's willful failure or refusal to follow reasonable and lawful written policies or directives established by the Board or willful failure to attend to material duties or obligations of Executive's position (other than failure resulting from Executive's incapacity due to physical or mental disability); provided, however, that in the case of any termination pursuant to this clause, Speaking Roses shall give Executive at least thirty (30) business days prior written notice of such failure to perform and an opportunity to correct such performance deficiency; if such performance deficiency is not corrected within the thirty (30) business day period following such written notice from Speaking Roses (or such other longer period set by the Board), then Speaking Roses may immediately terminate Executive's employment by delivering written notice of termination for cause to the Executive.

              (ii) Should Executive's employment be terminated by Speaking Roses during the Employment Period for any reason other than Cause, except pursuant to the 30-day notice provision of Paragraph 1, then the following severance benefits shall be provided to Executive: (A) Executive's base salary as of the Date of Termination shall be paid to Executive in the form of salary continuation payments on Speaking Roses' regular paydays for the remainder of the Employment Period; (B) for a period of twelve months following the Date of Termination, Speaking Roses shall, at its sole expense, provide Executive and his dependents with insurance benefits substantially similar to those to which other senior executives of Speaking Roses are entitled through payment of Executive's COBRA premiums; and (C) all stock options, warrants, rights and other stock-related awards granted to Executive by Speaking Roses shall continue to vest through the remaining Employment Period (unless Executive has resigned pursuant to Paragraph 4(b)(2) herein, in which case all stock options, warrants, rights and other stock-related awards granted to Executive by Speaking Roses shall become fully vested and non-forfeitable upon the Date of Termination and each such stock option shall remain exercisable for the option shares until the expiration of the option term.) The severance benefits under this Paragraph 6(a)(ii) are conditioned upon Executive's execution and non-revocation of a general release of claims against Speaking Roses and its past and present officers, directors, employees, agents shareholders, subsidiaries, parents, affiliated companies, successors, and assigns.

         (b) Resignation. Executive shall be entitled to terminate his employment at any time for Good Reason as defined herein. Should Executive in fact terminate his employment for Good Reason, then he shall become entitled to the compensation and benefits provided in Paragraph 6(a)(ii) above as if he had been discharged by Speaking Roses other than for Cause. For purposes of this Paragraph, "Good Reason" shall mean the Executive's resignation by reason of (1) the material breach by Speaking Roses of one or more of its obligations under

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this Agreement, , (2) a material diminution in Executive's responsibilities or
(3) more than a 20% reduction in Executive's level of compensation (including base salary and fringe benefits). Executive's continued employment for a period not in excess of nine months following any event described in this Paragraph 6(b) shall not constitute Executive's consent to, nor a waiver of Executive's right to resign hereunder for Good Reason, with respect to any such breach, Change in Control or event.

         (c) Death. If the Executive dies during the Employment Period, the Executive's employment shall terminate on the Executive's date of death and the Executive's surviving spouse, or the Executive's estate if the Executive dies without a surviving spouse, shall be entitled to the Executive's unpaid compensation for the remainder of the employment period.

         (d) Disability. Should Executive become disabled, as defined below, the employment relationship created pursuant to this Agreement shall immediately terminate, and no further compensation shall become payable to Executive pursuant to Paragraphs 3 or 4. However, Speaking Roses shall be required to pay Executive any unpaid compensation earned under Paragraph 2 for services rendered through the date of his termination of employment, together with payment for all accrued but unused vacation benefits. In addition, the termination of Executive's employment by reason of such disability shall be deemed to be a termination for other than Cause under Paragraph 6(a)(ii), and Executive shall, accordingly, become entitled to the severance benefits set forth in Paragraph 6(a)(ii). For purposes of this Agreement, Executive shall be deemed to be disabled in the event he is unable by reason of any physical or mental impairment to perform the essential functions of his position, with or without reasonable accommodation (excluding a leave of absence), for a period in excess of one hundred eighty (180) consecutive days.

7. Change in Control: (a) For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any one of the following events" (i) any person becomes the beneficial owner, directly or indirectly, of securities of Speaking Roses representing fifty percent (50%) or more of the total combined voting power of Speaking Roses' then-outstanding securities; or (ii) the majority of the members of the Board ceases to be comprised of individuals who are members of the Board on the date of this Agreement as the result of a merger, acquisition or other corporate transaction or as the result of a shareholder vote pursuant to a proxy solicitation by a person other than Speaking Roses or pursuant to written shareholder consent; or (iii) the adoption by the Board of Directors or shareholders of Speaking Roses of a resolution approving the merger or consolidation of Speaking Roses with another entity and, as a result of which merger or consolidation, either (A) Speaking Roses would not be the surviving corporation following the merger or consolidation, or (B) the shareholders of Speaking Roses would own less than a majority of the outstanding shares of voting stock of Speaking Roses following the merger or consolidation; or (iv) the adoption by the Board of Directors or shareholders of Speaking Roses of a resolution approving the sale or other disposition of all or substantially all of Speaking Roses' assets or the liquidation or dissolution of Speaking Roses.

         (b) In the event of a Change in Control, the Executive will be entitled to the following payments and benefits, provided that Executive remains in compliance with his obligations under this Agreement: (i) the vesting of each outstanding option or other right to shares held by the Executive under Speaking Roses' stock option plans or otherwise shall automatically accelerate so that each option shall be immediately exercisable for the total number of shares at the time subject to that option and may be exercised for any or all of those shares until the expiration of the option term; (ii) in the event that Executive is not offered a new contract by the acquiring or controlling entity or owner that is at least as favorable as this Agreement for a term of not less than two years, a separation payment equal to (A) two years of base salary; and (B) a bonus equal to an annual bonus calculated at the percentage of target as

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described on Appendix A using the percent of target attained during the most recent fiscal quarter and (iii) continuation of all other benefits and entitlements granted to the acquiring entities' executive officers for a period of two years.

8. Vacation. In addition to Executive's Base Compensation and bonuses, Executive will be entitled to paid vacation time per year in accordance with Speaking Roses' vacation policy for other senior executives, but in no event less than three weeks per year.

9. Benefits. Executive shall be entitled to all benefits available to other senior executives through Speaking Roses' benefits plans.

10. Indemnification. To the maximum extent permitted by Speaking Roses' bylaws and the laws of the State of Utah, Speaking Roses shall indemnify Executive and hold Executive harmless from any costs or expenses incurred by him on account of the fact he becomes a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Speaking Roses or any parent or subsidiary corporation. Such indemnifiable costs and expenses shall include, without limitation, expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by Executive in connection with such action, suit or proceeding. Subject to all applicable legal requirements, expenses reasonably incurred by Executive in investigating or defending a civil or criminal action, suit or proceeding shall be paid by Speaking Roses as invoices for such services are presented by Executive to Speaking Roses. In any such matter, Executive shall be entitled to select counsel of his own choice. To the maximum extent provided by law, Speaking Roses shall obtain and maintain standard form directors' and officers' liability insurance with responsible carriers and in reasonable amounts, and any other additional insurance which may reasonably be obtained, covering to the extent available, any liability of the kind described above and protecting Executive against the costs and expenses described herein which are not for any reason satisfied by Speaking Roses. The obligations herein shall bind any successor to Speaking Roses (whether direct or indirect, by merger, consolidation or otherwise).

11. Confidential Information, Invention Assignment And Non-Compete. Executive shall execute simultaneously with the execution of this Agreement, the Confidential Information, Invention Assignment, and Non-Compete Agreement in the form attached hereto as Appendix B.

12. Governing Law. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Utah (regardless of Utah conflict of law principles or the residence, location, domicile, place of formation or place of business of Executive or its constituent principals) and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of Utah.

13. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remainder of this Agreement.

14. Attorneys' Fees. In the event that either party hereunder institutes arbitration or other legal proceedings in connection with its rights or obligations under this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party, all costs incurred in connection with such proceeding, including reasonable attorneys' fees, together with interest thereon from the date of demand at the rate of 12% per annum.

15. Successors. This Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or substantially all of the business and assets of Speaking Roses shall be transferred whether by merger, consolidation, transfer or sale.

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16. Amendment. This Agreement may not be amended during its term, except by written instrument executed by Speaking Roses and the Executive.

17. Entire Agreement. This Agreement sets forth the entire agreement between the Executive and speaking roses with respect to the subject matter hereof, and all prior oral or written agreements, negotiations, commitments and understandings with respect thereto.

18. Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received, and if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, addressed as follows:

         To Speaking Roses:                             To Executive:
         ------------------                             -------------

         Speaking Roses                                 Bradley E. Wittwer
         Attn: Chief Executive Officer                  5845 Kerry Cir.
         404 Ironwood Dr.                               Murray, Utah  84107
         Salt Lake City, Utah 84115

to the parties at the addresses set forth above or to such other address as one party shall provide to the other pursuant hereto.

19. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21. Joint Drafting; Construction. This Agreement has been drafted by both Speaking Roses and Executive. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

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         IN WITNESS WHEREOF, the Parties or their duly authorized
representatives have caused this EXECUTIVE EMPLOYMENT AGREEMENT to be executed as of the Effective Date.


SPEAKING ROSES                                          EXECUTIVE


By:  /s/ John W. Winterholler                           /s/ Bradley E. Wittwer

Name:  John W. Winterholler                             Bradley E. Wittwer


Title:  CEO

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                                   APPENDIX A


         The formula for payment of Executive bonuses is currently under discussion by the the CEO of Speaking Roses and the Compensation Committee ("the Committee") of Speaking Roses' Board of Directors. Upon approval by the Committee, the formula will be included in this Appendix A.



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                                   APPENDIX B


                      CONFIDENTIALITY, NON-COMPETITION AND
                         INVENTION ASSIGNMENT AGREEMENT


         This   CONFIDENTIALITY,   NON-COMPETITION   AND  INVENTION   ASSIGNMENT
AGREEMENT (the "Agreement"), effective as of January 18, 2006 (the "Effective Date"), is entered into by and between SPEAKING ROSES INTERNATIONAL, INC., a Utah Corporation (the "Company"), and the undersigned individual (the "Individual"). The Company and Individual are referred to collectively herein as the "Parties."

                                    Recitals
                                    --------

         A. Individual is an employee of the Company or acts as an independent contractor for the benefit of the Company and, in that capacity, may have access to or may create certain Confidential Information, as defined below, of the Company.

         B. Individual recognizes that any unauthorized use or disclosure of Confidential Information would cause serious injury to Company, and that the Company's willingness to continue to retain Individual in his current capacity depends upon Individual's commitment to protect Company's Confidential Information and to comply with the provisions of this Agreement.

                                    Agreement
                                    ---------

         THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Individual hereby agree as follows.

         1. Protection of the Confidential Information. At all times during and after Individual's relationship with the Company, whether in the capacity as an employee or as an independent contractor of the Company, Individual shall hold all Confidential Information in confidence and shall protect it with utmost care. Individual shall not disclose, retain, copy, or permit any unauthorized person to disclose or copy any of the Confidential Information, except as may be necessary for the conduct of the Company's business. Individual shall not use any of the Confidential Information except as necessary to perform Individual's duties on behalf of the Company as provided in this Agreement and in any agreement between the Company and the Individual relating to the Individual's duties and obligations to the Company. "Confidential Information" for purposes of this Agreement includes, without limitation, discoveries, developments, business and financing information, designs, improvements, inventions, blueprints, structures, software, processes, computer programs, know-how, data, techniques, formulas, marketing, and business plans and outlines, strategies, budgets, forecasts, projections, unpublished financial statements, costs, fee schedules, client and supplier lists, client and prospective client databases, access codes and similar security information and procedures, and all patents, copyrights, maskworks, trade secrets and other proprietary rights thereto of, or used by, the Company. "Confidential Information" shall also include information created, discovered or developed by Individual during the period of or arising out of Individual's relationship with the Company, whether as an employee or in the capacity of an independent contractor before or after the date hereof.

         2. Exceptions. This Agreement shall not prevent the use or disclosure by Individual of information that (a) is required by law to be disclosed, (b) becomes a part of the public knowledge other than by a breach of an obligation of confidentiality, or (c) is rightfully received from a third party and neither the Company nor Individual is obligated to hold such information confidential.

         3. Return of Confidential Information. Upon the Company's request, and in any event upon termination of Individual's relationship with the Company for any reason, Individual shall promptly return to Company all materials in Individual's possession or control that contain or represent Confidential Information, including but not limited to documents, drawings, diagrams, flow charts, computer programs or files, memoranda, notes, and every other medium, and all copies thereof. At the request of Company, Individual shall certify in writing that he or she retains no Confidential Information.

         4. Non-Competition.

         (a) Acknowledgement. Individual acknowledges that (i) the Company and/or its affiliated and subsidiary organizations are engaged in a variety of business endeavors, including development of materials, processes and methods of marking, embossing and otherwise identifying products (the "Business"); (ii) the Business is conducted throughout the United States and is expected to be conducted in one or more countries internationally; (iii) Individual's work for the Company will give Individual access to trade secrets and confidential information concerning the Company and the Business, including, without limitation, all or a portion of the Company's Confidential Information; (iv) the ability of the Company and its affiliates to continue the Business is likely to

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be  materially  jeopardized  and the  value of the  Company  and its  affiliates reduced if Individual competes with, or assists other persons in competing, with the Company and/or any of its affiliates.

         (b) Covenant Not to Compete. For a period of five years from the date of any termination of Individual's employment (if Individual is, as of the date hereof, an employee of the Company) or independent contractor status (if Individual is, as of the date hereof, an independent contractor of the Company) for any reason, Individual shall not anywhere in the world, accept employment with (or serve in the capacity as a partner, shareholder, owner, principal, agent, director, affiliate, advisor, consultant or other capacity) or render any service to a direct competitor of the Company or create or engage in creating or conducting a business competing with the Business.

         (c) Enforceability. If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this
Section 4 is unenforceable, it is the intention of the parties that this Section 4 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 4 in the jurisdiction of the court that has made the adjudication.

         5. Assignment of Inventions. Individual agrees to disclose and to assign immediately to the Company, or to any persons designated by the Company, or at the Company's option, any of the Company's successors or assigns, all inventions, novel applications or improvements which are or were made, conceived or reduced to practice by Individual, whether acting independently or with others, during the course of Individual's relationship with the Company, and which (i) were made, conceived of or first reduced to practice in the performance of any duties assigned to or undertaken by the Individual on behalf of the Company; or (ii) were made, conceived of or first reduced to practice with the use of the Company's time, material, facilities or funds, or (iii) are related to or are suggested by any subject matter of the Company with which the Individual comes into contact while performing services for the Company; or (iv) relate to any investigations or obligations undertaken by the Company, the details of which the Individual becomes aware because of services performed by the Individual for the Company (collectively, "Inventions").

         (a) This Agreement shall not diminish the effect or binding nature of any prior invention assignments made to the Company by Individual.

         (b) Without limiting the foregoing, at all times the Company (or its nominee) shall have the right to obtain, for its own benefit and in its own name (and entirely at its expense) patents and patent applications of any type, and all renewals and extensions of such patents and applications for the Inventions.

         (c) In order to protect the right, title and interest of the Company (or its successors, assigns or nominees) in such Inventions or, in connection with any applications or patents necessary to convey rights to those Inventions to the Company, Individual shall, without further compensation, execute and deliver all papers and instruments and perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any of the Inventions, as may be deemed necessary by the Company.

         (d) All works of authorship, inventions, processes improvements, trademarks, trade dresses, trade secrets, know-how, and all other creations conceived or developed in whole or in part by Individual relating to Inventions, as well as all fixations, instantiations, reductions to practice, and derivative works thereof shall hereby be deemed to be specially commissioned "works made for hire" by Individual for the Company within the meaning of such term as used in the U.S. Copyright Act of 1976 (17 U.S.C. ss. 101 et seq.) as amended. Inventions shall under no circumstances be deemed to be works of joint authorship or any other designation tending to imply that Individual has or retains ownership or authorship rights thereinor thereto. To the extent that any such rights vest initially with Individual by the operation of law or for any other reason (if, for example, any Invention is deemed not to be "works made for hire"), for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and without further compensation, Individual hereby perpetually and irrevocably assigns, transfers, and quitclaims all such rights to the Company.

         6. Additional Cooperation with Respect to Inventions.  Individual shall
(a) treat all information with respect to Inventions as Confidential Information within the meaning of this Agreement; (b) keep complete and accurate records of the Inventions, which records will be the property of Company; (c) testify in any proceedings or litigation related to the Inventions; and (d) in case the Company will desire to keep secret any Inventions or will for any reason decide not to have letters patent applied for thereon, refrain from disclosing the Invention and from applying from letters patent thereon.

         7. Assistance of the Company. Without limiting any of the foregoing, Individual shall assist Company in every way deemed necessary or desirable by Company (but at the Company's expense) to obtain and enforce patents, copyrights, trademarks and other rights and protections relating to any Confidential Information and Inventions in any and all countries, and to that

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

end Individual will execute all documents for use in obtaining and enforcing such patents, copyrights, trademarks and other rights and protections as Company may desire, together with any assignments thereof to Company or persons designated by it. If Company is unable for any reason to secure Individual's signature to any document required to apply for or execute any patent, copyright, maskwork or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Individual hereby irrevocably designates Company and its duly authorized officers and agents as Individual's agents and attorneys-in-fact and on Individual's behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Individual.
Individual's obligation to assist the Company shall continue beyond the termination of Individual's relationship with the Company, but Company shall compensate Individual at a reasonable rate after Individual's or Individual termination for time actually spent by Individual at the Company's request on such assistance.

         8. No Conflicts With Prior Obligations. Individual hereby represents and warrants that Individual's relationship with the Company and Individual's performance of Individual's obligations under this Agreement will not conflict with any obligations of any nature or type that Individual has or may have to any third party or third parties. Individual will not disclose to Company or use in Company's behalf any confidential or proprietary information belonging to a third party, unless the third party has consented to the disclosure or use of the information. This Agreement supercedes any prior agreement the Individual and the Company have entered into regarding the subject matter hereof.

         9. Covenant Not to Solicit. For a period of one (1) year from the date of any termination of Individual's relationship with the Company for any reason:

         (a) Individual shall not solicit for employment, attempt to employ, or assist any other person or entity in employing or soliciting for employment, any employee or representative of Company, either for Individual or for any other entity; and

         (b) Individual shall not solicit or influence or attempt to solicit or influence any client of the Company, customer of the Company, either directly or indirectly, in any way that directs or is intended or is likely to direct or cause such client, customer or other person not to purchase the Company's products and /or services.

         10. Equitable Remedies. Individual acknowledges that breach of this Agreement would cause Company to suffer irreparable harm for which monetary damages would be inadequate compensation. Individual agrees that Company will be entitled to an injunction restraining any actual or threatened breach of this Agreement, or specific performance, if applicable, in addition to any monetary damages. Individual hereby waives the requirement of any surity or bond by Company in any such proceeding.

         11. Employment Relationship. This Agreement shall not be deemed to create, extend, modify or terminate any employment relationship between the Company and the Individual.

         12. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, whether written or oral.

         13. Waiver and Amendment. This Agreement may be amended only by a writing signed by both parties hereto. No oral waiver, amendment or modification of this Agreement shall be effective under any circumstances. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach of this Agreement by Individual.

         14. Term of Agreement. This Agreement will remain in force during Individual's relationship with the Company and will continue thereafter until all Confidential Information acquired by Individual becomes part of the public knowledge other than through a violation of this Agreement.

         15. Successors and Assigns. This Agreement may not be assigned by Individual, but the Company may assign any or all of its rights under this Agreement to any affiliate or subsidiary company of the Company, so long as the Company remains liable for the performance by that affiliate or subsidiary of the payment obligations of the Company hereunder, or to any entity that acquires all or substantially all of the business or assets of the Company. Except as provided in the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective personal representatives, successors and assigns.

         16. Severability. Should any provision of this Agreement be considered unenforceable by a court of law, the remainder of this Agreement shall remain in force to the fullest extent permitted by law.

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

         17. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, without giving effect to principles of conflicts of law. Individual hereby consents to the personal jurisdiction of the state and federal courts located in the State of Utah in connection with any litigation related to this Agreement and agrees that the exclusive venue for any such litigation shall be in such courts located in the State of Utah.

         IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the dates set forth below, to be effective as of the Effective Date.



                                           SPEAKING ROSES INTERNATIONAL, INC.

Date:    January 18, 2006                  /s/ John W. Winterholler
         ----------------                  ----------------------------------

                                           /s/ Bradley E. Wittwer, Individual





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